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                    December 30, 2021

       Peter Klamka
       Chief Executive Officer
       Cordia Corporation
       401 Ryland St.
       Reno, NV, 89502

                                                        Re: Cordia Corporation
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed December 23,
2021
                                                            File No. 000-51202

       Dear Mr. Klamka:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Jonathan Leinwand